Exhibit 10.1

(EXECUTION VERSION)

LOAN AND SECURITY AGREEMENT

By and Between

EQUITY BANCSHARES, INC.

and

SERVISFIRST BANK

January 28, 2016

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is made and entered into as of January 28, 2016, by and between EQUITY BANCSHARES, INC., a Kansas corporation (“Borrower”), and SERVISFIRST BANK, an Alabama banking corporation (“Lender”).

WITNESSETH:

Borrower has requested that Lender commit to extend to Borrower one or more loans prior to the Commitment Maturity Date (defined below), each such loan on a separate term loan basis, in an aggregate principal amount totaling up to $20,000,000.00 collectively (the “Commitment”), and Lender is willing to make such Commitment upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound hereby, agree as follows:

ARTICLE 1. DEFINITIONS

Section 1.01. Defined Terms. As used herein:

“Affiliate” or “Affiliates” shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower, or (ii) five percent (5%) or more of the equity interest of which is held beneficially or of record by Borrower. The term “control” means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as amended or supplemented from time to time.

“Call Report” means Consolidated Reports of Condition and Income (Form FFIEC 041), and any substitute or replacement report as may be required by the applicable bank regulatory agency(ies).

“Capital” means, with respect to the Subsidiary Bank, the “tier 1 capital” of the Subsidiary Bank, as reported on Schedule RC-R of the Subsidiary Bank’s most recent quarterly Call Report.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Collateral” is defined in Section 4.01 of this Agreement.

“Collateral Documents” means the documents specified in Section 3.01(B) – (D).

“Commitment” has the meaning set forth in the recitals of this Agreement.

“Commitment Maturity Date” means the earlier of January 26, 2017, or the date that either the Commitment is terminated or the maturity of any Note is accelerated pursuant to Section 7.02 of this Agreement.

“Default” means any event described in Section 7.01.

“Dividend Date” is defined in Section 6.01(P) of this Agreement.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“Floating Rate” is defined in Section 2.06(A)(l) of this Agreement.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted principles of accounting in the United States in effect from time to time applied in a manner consistent with those used in preparing such financial statements as have theretofore been furnished to Lender by Borrower.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, which has or asserts jurisdiction over Lender, Borrower or any of its Subsidiaries, or over the property of any of them.

“Indebtedness” means all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation:

(A) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

(B) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:

(1) to purchase such indebtedness; or

(2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or

(3) to supply funds to or in any other manner invest in the debtor.

(C) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(D) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with Generally Accepted Accounting Principles, should not be reflected on the lessee’s balance sheet.

“Interest Rate” means the Floating Rate in effect from time to time.

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any governmental or political subdivision or agency thereof, or any court or similar entity established by any thereof.

“Loan” means each advance of funds pursuant to the Commitment and the terms of this Agreement. Each Loan will be evidenced by a Note. The term “Loans” means each Loan, collectively.

“Maximum Commitment Amount” means $20,000,000.00, which is the total amount of principal available for Loans to Borrower under this Agreement.

“Non-Performing Assets” means, with respect to the Subsidiary Bank, the sum of (a) the Subsidiary Bank’s Non-Performing Loans, (b) the other real estate owned by the Subsidiary Bank, and (c) all other non-performing assets of the Subsidiary Bank.

“Non-Performing Assets Ratio” means, with respect to the Subsidiary Bank, the ratio of the Subsidiary Bank’s Non-Performing Assets to the Subsidiary Bank’s Capital plus Reserves.

“Non-Performing Loans” means, with respect to the Subsidiary Bank, the sum of (a) the Subsidiary Bank’s loans and leases which are on nonaccrual status, (b) the Subsidiary Bank’s loans and leases which are at least ninety (90) days past due, and (c) all other non-performing loans and leases of the Subsidiary Bank.

“Note” means each Promissory Note, the form of which is attached to Exhibit A hereto, made by Borrower to evidence Borrower’s obligation to repay a Loan and the interest thereon and includes any amendment to such Note and any promissory note given in extension or renewal of, or in substitution for, such Note evidencing Borrower’s obligation to repay the Loans. The term “Notes” means each Note, collectively.

“Note Maturity Date” means the maturity date of a Note, as provided in Section 2.04 of this Agreement.

“Obligations” means all of the following.

(A) The Obligation of Borrower to pay the principal of and interest on the Notes in accordance with the terms thereof, and to satisfy all of its other liabilities to Lender, whether hereunder or otherwise (including, without limitation, under any swap or other hedging agreement made by Borrower with or in favor of Lender), whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor.

(B) The Obligation of Borrower to repay to Lender all amounts advanced by Lender hereunder or otherwise on behalf of Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the Collateral.

(C) The Obligation of Borrower to reimburse Lender, on demand, for all of Lender’s expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation, administration, amendment, modifications, or enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A) and (B).

(D) The Obligation of Borrower to comply with the terms of this Agreement, the Notes and the Collateral Documents.

“Permitted Acquisition” shall mean the acquisition by Borrower of a retail or commercial bank, but only under the following circumstances:

(A) Prior to such acquisition, Borrower shall have provided written notice to Lender of such acquisition;

(B) Prior to such acquisition, Borrower shall have delivered to Lender satisfactory proof of regulatory approval for such acquisition, the capital plan provided by Borrower and/or the Subsidiary Bank to the applicable state and/or federal regulators related to such acquisition, and other usual and customary due diligence items (acquisition or otherwise) requested by Lender in connection with such acquisition or any Loan related thereto, all of which shall be acceptable to Lender;

(C) The retail or commercial bank that is the target of such acquisition shall have operated in a manner that is similar to Borrower’s and the Subsidiary Bank’s current business strategy, and shall have operated primarily in the States of Kansas, Missouri, and Oklahoma;

(D) During the twelve (12) month period that ends on the date the subject acquisition is consummated, and inclusive of such acquisition, Borrower shall not have acquired retail or commercial banks having, in the aggregate, assets equal to more than thirty percent (30%) of the Subsidiary Bank’s total assets at the beginning of such twelve-month period; and

(E) Promptly upon the consummation of such acquisition, Borrower shall cause the target bank to be merged with and into the Subsidiary Bank, with the Subsidiary Bank as the survivor of such merger, such that Borrower’s pledge of the Pledged Stock to Lender constitutes a pledge of all of the stock owned by Borrower in banking or similar financial institutions.

“Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, court, or government or political subdivision or agency thereof.

“Pledge Agreement” means that certain Pledge Agreement of even date herewith pursuant to which Lender is granted a security interest in the Pledged Stock.

“Pledged Stock” means one hundred percent (100%) of the capital stock of the Subsidiary Bank.

“Potential Default” means an event of default which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Prime Rate” means the rate designated as such in the “Money Rates” section of The Wall Street Journal (or any generally recognized successor) on any particular day. The Prime Rate is not necessarily the lowest interest rate charged by Lender. The Prime Rate on the date of this Agreement is 3.50%.

“Records” means instruments, agreements, correspondence, memoranda, tapes, discs, papers, books and other documents, or transcribed information of any type, whether express in ordinary or machine language, and all filing cabinets and other containers in which the foregoing is stored or maintained.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as now or from time to time hereafter in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reserves” means, with respect to the Subsidiary Bank, the “allowance for loan and lease losses” of the Subsidiary Bank as reported on Schedule RC of the Subsidiary Bank’s most recent quarterly Call Report.

“Return on Assets Ratio” means, with respect to the Subsidiary Bank, the ratio of (a) year-to-date “net income” of the Subsidiary Bank for the current calendar year, as reported on Schedule RI of the Subsidiary Bank’s most recent quarterly Call Report, annualized over the current calendar year, to (b) “average assets” as reported on Schedule RC-K of the Subsidiary Bank’s most recent quarterly Call Report.

“Subsidiary” means any corporation, including but not limited to the Subsidiary Bank, of which more than fifty-one percent (51%) of the outstanding voting securities shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by Borrower.

“Subsidiary Bank” means Equity Bank, a Kansas banking corporation and a wholly- owned Subsidiary of Borrower.

“Tier 1 Leverage Ratio” means, with respect to the Subsidiary Bank, the tier 1 leverage ratio as defined by the capital maintenance regulations of the primary federal bank regulatory agency of the Subsidiary Bank and reported on Schedule RC-R of the Subsidiary Bank’s most recent quarterly Call Report.

“Unused Commitment Fee” is defined in Section 2.09 of this Agreement.

Section 1.02 Construction. All accounting terms used herein shall have their customary meanings under, and shall be construed in accordance with, GAAP.

Section 1.03 UCC Definitions. All other capitalized terms contained in this Agreement shall, unless otherwise defined herein or unless the context otherwise indicates, have their respective meanings under the Uniform Commercial Code of Alabama.

ARTICLE 2. THE LOANS

Section 2.01 General Terms. Subject to the terms and conditions of this Agreement, beginning on the date hereof, until the Commitment Maturity Date, Lender will extend one or more Loans to Borrower in the collective principal sum of up to the Maximum Commitment Amount, each such Loan on a separate term basis.

Section 2.02 The Notes. In connection with Lender’s advance of each Loan, Borrower will execute and deliver a separate Note to Lender to evidence Borrower’s Obligations to repay such Loan and the interest thereon.

Section 2.03 Use of Proceeds; Disbursement of the Loans. Borrower shall use the proceeds of each Loan solely: (a) to fund cash payments required to be made by Borrower to the seller(s) of a target bank in connection with a Permitted Acquisition; (b) to pay Lender any sums due under this Agreement; (c) for general corporate purposes of Borrower, as approved by Lender; and (d) for such other purposes as Lender shall approve in its sole and absolute discretion, which approval must be in writing and must be given prior to Borrower’s use of such proceeds for such purposes.

Section 2.04 Payments of Principal. If not earlier demanded pursuant to Section 7.02 hereof, the principal of each Loan will be repaid in twenty (20) consecutive quarterly installments, commencing on next first (1st) day of January, April, July or October (as applicable) following the funding of such Loan, and continuing on the first (1st) day of each January, April, July and October thereafter. The first nineteen (19) such installments of principal on a Note shall be in the amount of two and one-half percent (2.5%) of the original principal amount of such Note. The final installment of principal on such Note, in the amount of the entire unpaid principal balance of such Note, together with all accrued and unpaid interest thereon and all other amounts (if any) outstanding thereunder, shall be due and payable on the first (1st) day of the twentieth (20th) calendar quarter following the funding of such Loan (i.e., the “Note Maturity Date”), which payment shall be a balloon payment.

Section 2.05 Prepayment. Borrower may, without penalty or premium, prepay the principal of one or more Loans in whole or, from time to time, in part and, until the Commitment Maturity Date, reborrow such amounts under or in connection with a subsequent Loan, so long as the outstanding principal balance of all Loans do not exceed the Maximum Commitment Amount; provided, however: (a) any partial payment must be made in the sum of Ten Thousand Dollars ($10,000.00) or an integral multiple thereof, and (b) any prepayment shall be accompanied by the payment of all accrued interest on the amount prepaid. All such partial prepayments shall be applied among and to such of the then-outstanding Loans as Lender shall determine in its sole discretion, and all such partial prepayments shall be applied against the installments of principal required by Section 2.04 in the inverse order of the maturity thereof.

Section 2.06 Interest Rate and Payments of Interest.

(A) Interest shall be calculated and paid as follows:

(1) Interest on the principal balance of each Loan from time to time outstanding will be payable at a floating per annum rate (the “Floating Rate”) equal to the Prime Rate in effect from time to time.

(2) With respect to each Loan, each time a change to the Prime Rate occurs, the Floating Rate shall change contemporaneously with such change in the Prime Rate.

(3) With respect to each Loan, interest shall be calculated on the basis of a 360-day year, by multiplying the product of the principal amount of such Loan outstanding and the applicable rate by the actual number of days elapsed, and dividing by 360, and shall be payable quarterly in arrears, on the first (1st) day of each January, April, July and October until the outstanding principal balance of such Loan has been repaid in full, with the final payment of accrued and unpaid interest due on each Loan being payable on such Loan’s Note Maturity Date.

(B) If, at any time, the Interest Rate shall be deemed by any competent Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as the Interest Rate would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible under such Laws.

Section 2.07 Payment to Lender. All sums payable to Lender under the Loans shall be paid directly to Lender in United States Dollars and immediately available funds. If Lender shall send to Borrower statements of amounts due hereunder, such statements shall be considered correct and conclusively binding on Borrower, absent manifest error, unless Borrower notifies Lender to the contrary within ninety (90) days of its receipt of any statement which it deems to be incorrect. Alternatively, at its sole discretion, Lender may charge against any deposit account of Borrower all or any part of any amount due hereunder.

Section 2.08 Late Fee/Default Rate of Interest. With respect to each Loan, Borrower promises to pay to Lender a late fee equal to one percent (1.00%) of the amount of each installment of principal and/or installment of interest which is received more than ten (10) days after the due date thereof; provided, however, that such late fee shall not be less than $20.00 nor more than the maximum amount (if any) permitted by law. The principal balance of each Loan outstanding after maturity (whether by acceleration or otherwise) shall bear interest at a per annum rate of interest equal to two percent (2.00%) plus the otherwise applicable Interest Rate calculated pursuant to Section 2.06 hereof. This section does not extend any payment due date expressly stated in this Agreement or any Collateral Document and does not in any way prevent or estop Lender from requiring that payments be made by Borrower strictly when due. Unless accepted by Lender, and unless accompanied by all other amounts then due to Lender, the tender of such payment by Borrower shall not cure the Default arising from the payment default upon which such late charge was assessed.

Section 2.09 Unused Commitment Fee. Borrower shall pay to Lender an unused commitment fee (the “Unused Commitment Fee”) in an amount equal to two-tenths of one percent (0.20%) (i.e., 20 basis points) per annum times the daily average difference between (1) the Maximum Commitment Amount, and (2) the aggregate outstanding principal balance of the Loans made under or in connection with this Agreement. The Unused Commitment Fee shall be payable on the Commitment Maturity Date (or, if the Commitment Maturity Date is extended beyond January 26, 2017, by later agreement of Lender and Borrower, then the Unused Commitment Fee shall be payable annually on each anniversary of the date of this Agreement, and then also on the Commitment Maturity Date). Lender shall have the right to debit one or more of Borrower’s deposit accounts with Lender to pay the Unused Commitment Fee.

ARTICLE 3. CONDITIONS PRECEDENT

The obligation of Lender to make a Loan hereunder is subject to the following conditions precedent:

Section 3.01 Conditions to the First Loan. Prior to the initial disbursement of the first Loan, Borrower shall have delivered to Lender the following:

(A)	a duly executed Note, in the principal amount of the first Loan;

(B)	the duly executed Pledge Agreement;

(C)	original certificates representing the Pledged Stock, accompanied by stock powers endorsed in blank;

(D)	if requested by Lender, the financing statements described in Section 4.05;

(E)	copies, certified as of a date satisfactory to Lender, by Borrower’s corporate secretary, of resolutions of Borrower’s board of directors authorizing and/or ratifying the execution, delivery and performance of this Agreement, the Notes, the Collateral Documents, and each other document to be delivered pursuant hereto;

(F)	copies, certified as of a date satisfactory to Lender, by their respective corporate secretaries, of the articles of incorporation of Borrower and the Subsidiary Bank, together with a certificate (dated the date of this Agreement) of the their respective corporate secretaries to the effect that such articles of incorporation have not been amended except as provided in such articles;

(G)	copies, certified as of a date satisfactory to Lender, by their respective corporate secretaries, of the bylaws of Borrower and the Subsidiary Bank, together with a certificate (dated the date of this Agreement) of the their respective corporate secretaries to the effect that such bylaws have not been amended except as provided in such bylaws;

(H)	a certificate (dated as of a date satisfactory to Lender) of Borrower’s corporate secretary as to the incumbency and signatures of the officers of Borrower signing this Agreement, the Notes, the Collateral Documents, and each other document to be delivered pursuant hereto;

(I)	certificates, as of the most recent dates practicable, of the secretary of state of the state of incorporation of Borrower and the Subsidiary Bank, and, where appropriate, the department of revenue or taxation of such state, as to the existence and good standing of Borrower and the Subsidiary Bank;

(J)	a favorable opinion of Borrower’s counsel, in form acceptable to Lender;

(K)	if requested by Lender, certificates of one or more of the insurance policies referred to in Section 6.01(F);

(L)	evidence acceptable to Lender that Borrower and the Subsidiary Bank have received all necessary regulatory approvals (or that no regulatory approvals are necessary) for (i) Borrower to obtain the Loans, (ii) Borrower and Subsidiary Bank to enter into and perform their Obligations under this Agreement and the Collateral Documents, and (iii) the payment by the Subsidiary Bank of dividends to Borrower in amounts sufficient to comply with the repayment terms of the Loans;

(M)	if Lender requests that a UCC financing statement(s) be filed to evidence Lender’s security interest in the Collateral, such UCC financing statement(s) shall have been duly authorized by the Borrower, and Borrower shall have provided Lender with evidence satisfactory to Lender that Borrower has paid any and all taxes payable under applicable Law in connection with the filing of such UCC financing statement(s);

(N)	payment of all fees and expenses payable pursuant to this Agreement; and

(1)	Such other documentation as Lender shall require regarding Borrower or the Subsidiary Bank, including, without limitation, opinions and certificates of Borrower’s independent certified public accountants, appraisals, reports of other independent consultants selected by Lender, and certificates of Borrower’s officers.

Section 3.02 Certain Events. Without limiting the foregoing, at the time of the disbursement of the proceeds of any Loan (including, without limitation, the first Loan made hereunder):

(A)	Borrower shall deliver to Lender a duly executed Note, in the principal amount of such Loan;

(B)	Borrower shall have delivered to Lender satisfactory evidence that the proceeds of such Loan will be used to fund a Permitted Acquisition (including, without limitation, all of the information required under or otherwise described in clauses (A) through (E) of the definition of “Permitted Acquisition”);

(C)	Borrower shall deliver to Lender payment of all other fees and expenses payable pursuant to this Agreement, including, but not limited to, the Unused Commitment Fee;

(D)	No Default or Potential Default shall have occurred and be continuing;

(E)	The Collateral Documents shall be in full force and effect;

(F)	The Subsidiary Bank’s Call Report for the most recently-ended calendar quarter, including the calendar quarter ending September 30, 2015, filed by the Subsidiary Bank with any applicable regulatory authority, shall have been delivered to Lender;

(G)	All representations and warranties set forth in Article 5 shall be true and correct as of the time of such disbursement; and

(H)	There shall be no material adverse change in the consolidated financial condition or business of Borrower since September 30, 2015, or the Subsidiary Bank since September 30, 2015.

Section 3.03 Legal Matters. At the time of the disbursement of the proceeds of any Loan, all legal matters necessary to preserve and perfect Lender’s security interest in the Collateral and Borrower’s obligation to repay the Loans shall be satisfactory to Lender and its counsel.

ARTICLE 4. COLLATERAL SECURITY

Section 4.01 Composition of the Collateral. The property in which a security interest is granted pursuant to the provisions of Sections 4.02 and 4.03 is herein collectively called the “Collateral.” The Collateral, together with all of Borrower’s other property of any kind held by Lender, shall stand as one general, continuing collateral security for all Obligations and may be retained by Lender until all Obligations have been satisfied in full.

Section 4.02 Rights in Property Held by Lender. As security for the prompt satisfaction of all Obligations, borrower hereby assigns, transfers and sets over to Lender all of its right, title and interest in and to, and grants Lender a lien on and a security interest in, all amounts that may be owing from time to time by Lender to Borrower in any capacity, including, but without limitation, any balance or share belonging to Borrower of any deposit or other account with Lender, which lien and security interest shall be independent of any right of set-off which Lender may have.

Section 4.03 Security Interest in the Pledged Stock. As further security for the prompt satisfaction of all Obligations, Borrower hereby assigns and transfers to Lender all of its rights, title and interest in and to, and grants Lender a lien upon and security interest in, all of the Pledged Stock, whether now owned or hereafter acquired, together with all replacements therefor and all proceeds thereof, and all Records pertaining to any of the Collateral.

Section 4.04 Priority of Liens. The foregoing liens shall be first and prior liens on the Pledged Stock and other Collateral.

Section 4.05 Financing Statements.

(A) Borrower:

(1) Hereby authorizes the filing of such financing statements (including amendments thereto and continuation statements thereof) in form satisfactory to Lender as Lender may hereafter specify in order to perfect Lender’s lien on and security interest in the Collateral;

(2) Will pay or reimburse Lender for all costs and taxes of filing or recording such financing statements (including amendments thereto and continuation statements thereof) in form satisfactory to Lender as Lender may hereafter specify, provided such financing statements are consistent with the provisions of this Agreement; and

(3) Will take such other steps as Lender may direct, including the noting of Lender’s lien on the Collateral and on any certificates of title therefor, all to perfect Lender’s interest in the Collateral.

(B) In addition to the foregoing, and not in limitation thereof:

(1) A carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate public office in lieu thereof; and

(2) To the extent lawful, Borrower hereby appoints Lender as its attorney-in- fact (without requiring Lender to act as such) to file any financing statement and any amendment thereto in the name of Borrower, and to perform all other acts that Lender deems appropriate to perfect and continue its security interest in, and to protect and preserve, the Collateral.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES

Section 5.01 Original. To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender as follows:

(A) Borrower owns 100% of the outstanding capital stock of the Subsidiary Bank and does not own any capital stock of any other bank or similar financial institution;

(B) Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas; the Subsidiary Bank is a Kansas state bank duly organized, validly existing and in good standing under the Laws of the State of Kansas; Borrower and the Subsidiary Bank have the lawful power to own their properties and to engage in the business they conduct, and are duly qualified and in good standing as foreign corporations in the jurisdictions wherein the nature of the business transacted by them or property owned by them make such qualification necessary; the states in which Borrower and the Subsidiary Bank are qualified to do business are set forth in Exhibit C; the addresses of Borrower’s and the Subsidiary Bank’s respective principal places of business are set forth in Exhibit C; and neither Borrower nor the Subsidiary Bank has changed its name, been the surviving corporation in a merger, acquired any business, or changed its principal executive office within five (5) years and one (1) month prior to the date hereof (except as set forth on Exhibit C);

(C) Neither Borrower nor the Subsidiary Bank is in default with respect to any of its existing Indebtedness, or under any material lease, contract or commitment of any kind, and all parties (including Borrower and the Subsidiary Bank) to all such material leases, contracts and other commitments to which Borrower or the Subsidiary Bank is a party are in material compliance with the provisions of such leases, contracts and other commitments;

(D) The making and performance of this Agreement, the Notes, and the Collateral Documents will not (immediately, or with the passage of time, or with the giving of notice):

(1) Violate any provision of the articles of incorporation or bylaws of Borrower or the Subsidiary Bank, or violate any Laws or result in a default under any contract, agreement, or instrument to which Borrower or the Subsidiary Bank is a party or by which Borrower or the Subsidiary Bank or any of their respective properties are bound; or

(2) Result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of Borrower or the Subsidiary Bank, except in favor of Lender;

(E) Borrower has the power and authority to enter into and perform this Agreement, the Notes, and the Collateral Documents, and to incur the Obligations herein and therein provided for, and has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, the Notes, and the Collateral Documents;

(F) This Agreement and the Collateral Documents are, and the Notes when delivered will be, valid, binding, and enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws, and judicial decisions affecting the rights of creditors generally and by general principles of equity;

(G) Except as described on Schedule 1, there is no pending or, to Borrower’s knowledge, threatened order, notice, claim, litigation, proceeding or investigation against or affecting Borrower or the Subsidiary Bank, whether or not covered by insurance, that would involve the payment of $100,000.00 or more if adversely determined;

(H) Borrower has good and marketable title to all of the Collateral, subject to no security interest, encumbrance or lien, or claim of any third person;

(I) Borrower’s and the Subsidiary Bank’s financial statements (including Call Reports, in the case of the Subsidiary Bank) furnished to Lender, including any schedules and notes pertaining thereto, have been prepared in accordance with Generally Accepted Accounting Principles consistently applied, and fully and fairly present the financial condition of Borrower at the dates thereof and the results of operations for the periods covered thereby, and there have been no material adverse changes in the consolidated financial condition or business of Borrower, from September 30, 2015, to the date hereof, or the Subsidiary Bank, from September 30, 2015, to the date hereof;

(J) As at the date of this Agreement, neither Borrower nor the Subsidiary Bank has any material Indebtedness of any nature, including, but without limitation, liabilities for taxes and any interest or penalties relating thereto, except to the extent reflected (in a footnote or otherwise) and reserved against in the September 30, 2015, financial statements of Borrower, or the September 30, 2015, Call Report of the Subsidiary Bank, or as disclosed in or permitted by this Agreement, as applicable; Borrower does not know and has no reasonable ground to know of any basis for the assertion against it or the Subsidiary Bank as of September 30, 2015, of any material Indebtedness of any nature not fully reflected and reserved against in the above referenced respective financial statements or Call Reports, as applicable;

(K) Except as otherwise permitted herein, Borrower and the Subsidiary Bank have filed all federal, state and local tax returns and other reports they are required by Laws to file prior to the date hereof and which are material to the conduct of their business, have paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof, and have made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable; Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments or charges not provided for on its books or the books of the Subsidiary Bank;

(L) Neither Borrower nor the Subsidiary Bank is in material violation of any applicable Laws;

(M) No representation or warranty by Borrower or the Subsidiary Bank contained herein or in any certificate or other document furnished by Borrower or the Subsidiary Bank pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

(N) Each consent, approval or authorization of, or filing, registration or qualification with, any Person that is required to be obtained or effected by Borrower or the Subsidiary Bank in connection with the execution and delivery of this Agreement, the Notes, and the Collateral Documents, or the undertaking or performance of any obligation hereunder or thereunder, has been duly obtained or effected;

(0) The Pledged Stock constitutes all of the issued and outstanding capital stock of the Subsidiary Bank. There are no outstanding warrants, options, rights or other commitments (including, but without limitation, convertible notes or securities), entitling any Person to purchase or otherwise acquire any shares of capital stock of Borrower or the Subsidiary Bank. The Pledged Stock does not constitute “Margin Stock” as defined in Federal Reserve Board Regulation U (12 C.F.R. §§ 221.1 et seq.);

(P) Borrower has not made any agreement or taken any action which may cause anyone to become entitled to a commission or finder’s fee as a result of the making of the Loans;

(Q) Borrower does not maintain any “Defined Benefit Pension Plans”, as defined in ERISA; and

(R) The Subsidiary Bank’s retained earnings, as reported on Schedule RC of the Subsidiary Bank’s most recent quarterly Call Report, were $25,156,000.00.

Section 5.02 Survival. All of the representations and warranties set forth in Section 5.1 shall survive and shall remain true and correct until all Obligations are satisfied in full (except, if applicable, to the extent that any such representation or warranty expressly relates solely to an earlier date or period of time).

ARTICLE 6. THE BORROWER’S COVENANTS

Borrower hereby covenants and agrees with Lender that, so long as any of the Obligations remain unsatisfied, it will comply with the following covenants:

Section 6.01 Affirmative Covenants.

Unless Lender shall otherwise agree in writing, Borrower shall abide by and perform the following covenants:

(A) [Reserved].

(B) Borrower will use the proceeds of the Loans solely for the purposes described in Section 2.03 of this Agreement, and for payment of expenses incurred by Lender in connection with making the Loans. Borrower will furnish Lender such evidence as it may reasonably require with respect to such use.

(C) Borrower will furnish Lender all of the following:

(1) with respect to Borrower only, quarterly, within sixty (60) days after the close of each calendar quarter, and at such other times as Lender may request:

(a) (reserved);

(b) an income statement of such entity for such quarter; and

(c) a balance sheet (consolidated, in the case of an entity that has one or more Subsidiaries) of such entity as of the end of such period;

all in reasonable detail, subject to year-end audit adjustments and certified by Borrower’s president or principal financial officer to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied, except for any inconsistencies explained in such certificate.

(2) with respect to each of Borrower and the Subsidiary Bank, annually, within one hundred twenty (120) days after December 31 of each year, beginning December 31, 2015:

(a) a statement of stockholders’ equity and a statement of cash flows of such entity as of and for such fiscal year;

(b) an income statement of such entity for such fiscal year; and

(c) a balance sheet (consolidated and on a parent-only basis, in the case of an entity that has one or more Subsidiaries) of such entity as of the end of such fiscal year;

all in reasonable detail, including all supporting schedules and comments, audited by an independent public accountant selected by Borrower and reasonably acceptable to Lender, and certified by such accountant to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied, except for any inconsistencies explained in such certificate. In addition, if requested by Lender, Borrower will obtain from such independent certified public accountants and deliver to Lender, within one hundred twenty (120) days after the close of each fiscal year, the independent certified public accountants’ written statement that in making the examination necessary to their certification they have obtained no knowledge of any Default or Potential Default by Borrower or the Subsidiary Bank, or disclosed all Defaults or Potential Defaults of which they have obtained knowledge; provided, however, that in making their examination such accountants shall not be required to go beyond the bounds of generally accepted auditing procedures for the purpose of certifying financial statements. Lender shall have the right, from time to time, to discuss Borrower’s and the Subsidiary Bank’s affairs directly with Borrower’s and the Subsidiary Bank’s independent public accountants after notice to Borrower and the Subsidiary Bank and upon opportunity for Borrower and the Subsidiary Bank to be present at any such discussions.

(3) Contemporaneously with each quarterly and year-end financial report required by the foregoing paragraphs (I ) and (2), a certificate of the president or principal financial officer of Borrower and the Subsidiary Bank, in the form of Exhibit B, stating that he or she has individually reviewed the provisions of this Agreement and that a review of the activities of Borrower and the Subsidiary Bank during such year or quarterly period, as the case may be, has been made by or under the supervision of the signer of such certificate with a view to determining whether Borrower and the Subsidiary Bank have kept, observed, performed and fulfilled all their obligations under this Agreement, and that, to the best of his or her knowledge, Borrower and the Subsidiary Bank have observed and performed each and every undertaking contained in this Agreement and are not at the time in default in the observance or performance of any of the terms and conditions hereof or, if Borrower or the Subsidiary Bank shall be so in default, specifying all such defaults and events of which he or she may have knowledge.

(4) Promptly after receipt thereof, copies of all material repo1is and documents submitted to Borrower or the Subsidiary Bank by any applicable regulatory authority (other than those which Borrower and the Subsidiary Bank are prohibited from disclosing under applicable Laws), and, simultaneously with the filing thereof, but in any event within forty-five (45) days of the end of each calendar quarter, copies of all financial reports, including but not limited to quarterly Call Reports, filed by the Borrower and/or the Subsidiary Bank with any applicable regulatory authority.

(5) Promptly after sending or making available or filing of the same, but in any event within fifteen (15) days after issuance, copies of all reports, proxy statements and financial statements that Borrower or the Subsidiary Bank sends or makes available to the stockholders and all registration statements and reports, including, if applicable, but not limited to 8-Ks and 10-Qs that Borrower or the Subsidiary Bank files with the Securities and Exchange Commission or any successor Person.

(6) Immediately upon the occurrence thereof, notice of (i) any material change in Borrower’s or the Subsidiary Bank’s financial condition or executive management, or (ii) any other change internally or externally that could materially affect the capital, earnings or financial condition of Borrower or the Subsidiary Bank.

(7) Such other reports, financial information and other information as Lender may reasonably require.

(D) Borrower will pay or cause to be paid when due all taxes, assessments and charges or levies imposed upon it or the Subsidiary Bank or on any of its property or the Subsidiary Bank’s property or which it or the Subsidiary Bank is required to withhold and pay over, except where contested in good faith by appropriate proceedings with adequate reserve therefor having been set aside on Borrower’s or the Subsidiary Bank’s books, but Borrower shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that has attached (or any security therefor) appears imminent.

(E) Borrower will, when requested so to do and unless prohibited by any federal, state and/or local Laws, make available for inspection by duly authorized representatives of Lender any of its or the Subsidiary Bank’s Records, and will furnish Lender any information regarding its or the Subsidiary Bank’s business affairs and financial condition within a reasonable time after written request therefor.

(F) Borrower will maintain, and will cause the Subsidiary Bank to maintain, liability insurance, property insurance (including, without limitation, fire and extended coverage insurance on all assets owned by Borrower or the Subsidiary Bank, as applicable), and other types of insurance (including, without limitation, insurance coverage on the directors and officers of Borrower and the Subsidiary Bank), all in such form and amounts as are consistent with industry practices and with such insurers as may be satisfactory to Lender. All such policies of insurance shall contain a provision whereby they cannot be canceled except after not less than ten (10) days’ written notice to Lender. Borrower will furnish to Lender such evidence of insurance as Lender may require. Borrower hereby agrees that, in the event it fails to pay or cause to be paid the premium on any such insurance, Lender may do so and shall be reimbursed by Borrower therefor, along with interest on the amount so paid at the Interest Rate (or default rate, if applicable). Borrower hereby assigns to Lender any returned or unearned premiums that may be due Borrower upon cancellation of any such policies for any reason whatsoever and directs the insurers to pay Lender any amounts so due. Lender is hereby appointed Borrower’s attorney-in-fact (without requiring Lender to act as such) to endorse any check which may be payable to Borrower to collect such returned or unearned premiums or the proceeds of such insurance, and any amount so collected may be applied by Lender toward satisfaction of any of the Obligations.

(G) Borrower will take all necessary steps to preserve its and the Subsidiary Bank’s corporate existence and comply with all present and future Laws applicable to it or the Subsidiary Bank in the operation of its or the Subsidiary Bank’s business, and all material leases, contracts and commitments of any kind to which it or the Subsidiary Bank is subject. Borrower will cause the Subsidiary Bank to comply in all material respects with their respective obligations.

(H) Borrower will give prompt notice to Lender of:

(1) any litigation or proceeding in which it or the Subsidiary Bank is a party if an adverse decision therein would require it or the Subsidiary Bank to pay over more than $500,000.00 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and

(2) the institution of any other suit or proceeding involving Borrower or the Subsidiary Bank that might materially and adversely affect Borrower’s or the Subsidiary Bank’s operations, financial condition, property or business.

(I) Within ten (10) days of Lender’s request therefor, Borrower will furnish Lender with copies of federal income tax returns filed by Borrower or the Subsidiary Bank.

(J) Borrower will cause the Subsidiary Bank at all times to maintain (in accordance with Generally Accepted Accounting Principles):

(1) a “well-capitalized” status in accordance with the regulations of the primary federal bank regulatory agency of the Subsidiary Bank;

(2) a Tier I Leverage Ratio of greater than eight percent (8.00%);

(3) a Non-Performing Assets Ratio of less than forty percent (40.00%); and

(4) a Return on Assets Ratio of greater than three-tenths of one percent (0.30%

(K) Borrower will notify Lender promptly if it becomes aware of the occurrence of any Default or Potential Default, or the failure of Borrower to observe any of its undertakings hereunder.

(L) Borrower will notify Lender thirty (30) days in advance of any change in the location of any of its or the Subsidiary Bank’s places of business or of the establishment of any new, or the discontinuance of any existing, place of business.

(M) Borrower shall (a) ensure that no Person which owns a controlling interest in or controls Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of any proceeds of any Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, (c) comply with all applicable Bank Secrecy Act laws and regulations, as amended, and (d) provide all information necessary for Lender to comply with the USA Patriot Act, as amended from time to time.

(N) Borrower will maintain directly one hundred percent (I00%) of the issued and outstanding capital stock of the Subsidiary Bank.

(O) Borrower will pay, or cause the Subsidiary Bank to pay, when due (or within applicable grace periods) all Indebtedness due third Persons, except when the amount therefor is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside on the books of Borrower or the Subsidiary Bank. If default be made by Borrower or the Subsidiary Bank in the payment of any principal (or installment thereof) of, or interest on, any such Indebtedness, Lender shall have the right, in its discretion, to pay such interest or principal for the account of Borrower or the Subsidiary Bank and be reimbursed by Borrower therefor, along with interest on the amount so paid at the Interest Rate (or default rate, if applicable).

(P) Borrower shall cause the Subsidiary Bank to pay dividends to Borrower in an amount sufficient to fulfill its Obligations to repay the Loans; provided, however, that if, on any date (the “Dividend Date”):

(l) the Subsidiary Bank becomes unable (for any reason) to pay dividends in such amount to Borrower; and

(2) on the Dividend Date, Borrower has sufficient cash on hand to make all principal and interest payments required under this Agreement for a period of at least two (2) years; and

(3) throughout such two (2) year period, Borrower segregates such cash on hand from other cash of Borrower and uses such cash on hand only to fulfill its Obligations to repay the Loans;

then Borrower shall not be deemed to have breached this covenant unless (x) eighteen (18) months after the Dividend Date, the Subsidiary Bank remains unable to pay dividends to Borrower in an amount sufficient to fulfill its Obligations to repay the Loans, or (y) Lender, in its reasonable discretion and in the exercise of good faith, believes that Borrower is or will become unable to fulfill Borrower’s Obligations to repay the Loans.

(Q) Borrower shall immediately notify Lender (and in any event within two (2) business days) of any regulatory prohibition relative to the payment of dividends to Borrower.

(R) Borrower and the Subsidiary Bank shall maintain deposit accounts with Lender throughout the term of each Loan.

Section 6.02 Negative Covenants.

Unless Lender shall otherwise consent in writing, which consent shall not unreasonably be withheld, Borrower shall abide by the following covenants:

(A) Neither Borrower nor the Subsidiary Bank will change its name, enter into any merger, consolidation, or reorganization, reclassify its capital stock, or liquidate or dissolve; provided, however, the Subsidiary Bank may merge with a Person acquired by Borrower pursuant to a Permitted Acquisition, as provided for in Section 6.02(H) of this Agreement, if the Subsidiary Bank is the surviving entity in the merger and the Pledged Stock continues to be one hundred percent (100%) of the issued and outstanding capital stock of the Subsidiary Bank.

(B) Neither Borrower nor the Subsidiary Bank will sell, transfer, lease or otherwise dispose of all or any material part of its assets, nor sell any item of Collateral, including but without limitation with respect to Borrower, any of the capital stock of the Subsidiary Bank. Further, neither Borrower nor the Subsidiary Bank will purchase any material part of the assets of another Person, except pursuant to a transaction by the Subsidiary Bank in the ordinary course of business.

(C) Borrower will not mortgage, pledge, grant or permit to exist a security interest in or lien upon any item of Collateral, including, but without limitation any of the capital stock of the Subsidiary Bank, now owned or hereafter acquired.

(D) Neither Borrower nor the Subsidiary Bank will become liable, directly or indirectly, as guarantor or otherwise for any obligation of any Person, except for the endorsement of commercial paper for deposit or collection in the ordinary course of business.

(E) The Borrower (whether acting in its individual capacity or as a Joint venture partner) will not incur, create, assume, or permit to exist any Indebtedness except:

(1) the Loans;

(2) Indebtedness described in the September 30, 201 5, financial statements of Borrower;

(3) trade indebtedness incurred in the ordinary course of business;

(4) contingent Indebtedness permitted by Section 6.02(D); and

(5) other Indebtedness incurred by Borrower not to exceed $1,000,000.00 in the aggregate.

Without limiting the foregoing, the Subsidiary Bank shall not issue commercial paper, subordinated debt or any similar debt instrument, and the Subsidiary Bank shall not obtain any non-traditional funding, without Lender’s prior written consent; provided, however, such consent shall not be required for the Subsidiary Bank to introduce and implement new deposit products for its customers.

(F) Borrower will not amend, nor cause the Subsidiary Bank to amend, its articles of incorporation or bylaws, or alter, through agreement or otherwise, any voting rights or rights to elect or appoint directors.

(G) Borrower will not declare or pay any dividends, or make any other payment or distribution on account of its capital stock, except that so long as no Default or Potential Default shall have occurred and be continuing, (i) Borrower may pay dividends to its shareholders not to exceed the amount of income taxes payable by such shareholders attributable to Borrower’s income; and (ii) Borrower may pay dividends to its shareholders in amounts consistent with its past practices.

(H) Neither Borrower nor the Subsidiary Bank will form any new Subsidiary, or make any acquisition of, or make any investment in, or make any loan in the nature of an investment to, any Person, except investments in or loans to the Subsidiary Bank by Borrower; provided, however, that Borrower may make Permitted Acquisitions. For the avoidance of doubt, this Section 6.02(H) shall not prohibit the Subsidiary Bank from making loans in its ordinary course of business, or loans that otherwise are considered customary in the commercial banking industry.

(I) Borrower will not furnish Lender any certificate or other document that will knowingly contain any untrue statement of material fact or that will knowingly omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

(J) Borrower will not directly or indirectly apply any part of the proceeds of any Loan to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

(K) Borrower will not enter into any transaction with any Affiliate including, without limitation, the purchase, sale or exchange of property or the rendering of any service, except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s business and upon terms found by its board of directors to be fair and reasonable and no less favorable to Borrower than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(L) Neither Borrower nor Subsidiary Bank shall establish any “Defined Benefit Pension Plan” as defined in ERISA.

ARTICLE 7. DEFAULT

Section 7.01 Events of Default. The occurrence of any one or more of the following events shall constitute a Default hereunder:

(A) Borrower shall fail to pay when due any installment of principal or interest or fee payable hereunder or under any Note, or any of Borrower’s other Obligations to Lender.

(B) Borrower shall fail to observe or perform any other obligation to be observed or performed by it hereunder or under any Note, or any of the Collateral Documents and such failure shall continue for ten (I0) days after Lender gives notice of such failure to Borrower, or Borrower otherwise becomes aware of such failure.

(C) Borrower or the Subsidiary Bank shall fail to pay any Indebtedness in excess of $100,000.00 due any third Persons and such failure shall continue beyond any applicable grace period, unless any such failure is being contested in good faith by appropriate proceedings with adequate reserve therefor being set aside on Borrower’s or the Subsidiary Bank’s books.

(D) Any financial statement, Call Report, representation, warranty or certificate made or furnished by Borrower or the Subsidiary Bank to Lender in connection with this Agreement, or as an inducement to Lender to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Lender, shall be materially false, incorrect, or incomplete when made.

(E) Borrower shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of its or any of its creditors.

(F) Proceedings in bankruptcy, or for reorganization of Borrower or the Subsidiary Bank or for the readjustment of any of its debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, (i) shall be commenced against Borrower or the Subsidiary Bank and shall not be discharged within thirty (30) days after their commencement, or (ii) shall be commenced by Borrower or the Subsidiary Bank.

(G) Any proceedings shall be instituted for the appointment of a receiver or trustee for Borrower or the Subsidiary Bank or for any substantial part of their respective assets, or any proceedings shall be instituted for the dissolution of or the full or partial liquidation of Borrower or the Subsidiary Bank, or Borrower or the Subsidiary Bank shall discontinue its business or materially change the nature of its business.

(H) Borrower or the Subsidiary Bank shall suffer final judgments for payment of money aggregating in excess of $500,000.00 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has been effectively stayed.

(I) A judgment creditor of Borrower shall obtain possession of any of the Collateral by any means, including, but without limitation, levy, distraint, replevin or self-help.

(J) The validity or enforceability of this Agreement, any Note or the Collateral Documents shall be contested by Borrower, the Subsidiary Bank, or any shareholder of Borrower, or the Borrower shall deny that it has any or further liability or Obligation hereunder or thereunder.

(K) Borrower or the Subsidiary Bank shall fail to maintain all regulatory licenses and permits necessary to the conduct of their respective business.

(L) If any of Borrower’s or the Subsidiary Bank’s banking regulators (i) enter into or issue a cease and desist order, consent order, written agreement or similar agreement with or against Borrower or the Subsidiary Bank, (ii) require Borrower or the Subsidiary Bank to enter into a memorandum of understanding, letter agreement or other similar written undertaking, or (iii) take such other action that explicitly states that Borrower or the Subsidiary Bank has acted in an unsafe or unsound manner.

(M) Borrower ceases to own one hundred percent (100%) of the issued and outstanding capital stock of the Subsidiary Bank.

(N) The Persons who collectively own and control (either directly or indirectly) one hundred percent (100%) of the voting capital stock of Borrower cease to own or control at least fifty-one percent (51%) of the voting capital stock of Borrower.

(O) For any reason, any of the Chief Executive Officer, President, or Chief Financial Officer of Borrower or the Subsidiary Bank resigns, is terminated from or otherwise leaves such position, and within one hundred and fifty (150) days after such resignation, termination or other departure, Borrower or the Subsidiary Bank (as applicable) has not appointed an acceptable successor to such position, as determined by Lender in its reasonable discretion. Notwithstanding the foregoing: (i) the death or bona fide medical disability of a Person then serving as the Chief Executive Officer, President, or Chief Financial Officer of Borrower or the Subsidiary Bank shall not, in and of itself, give rise to a Default under this Section 7.01(0), and (ii) if after a Default under this Section 7.01(0), Lender does not exercise its right of acceleration under Section 7 .02 before the one hundred eighty-first (181st) day after the applicable resignation, termination or other departure, then Lender shall be deemed to have waived such Default.

(P) Lender, in the exercise of good faith, shall deem itself to be insecure with respect to Borrower’s ability to pay the Obligations as and when due or to comply with and perform any of the covenants, agreements, or obligations of Borrower under this Agreement, any Note, or the Collateral Documents.

Section 7.02 Acceleration. If a Default shall have occurred and be continuing, then, at the option of Lender (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of a Default specified in Sections 7.0 l(E), (F) or .(G)), Lender may terminate the Commitment to lend hereunder and may declare, by written notice to Borrower, that all Obligations, whether hereunder or otherwise, and including (without limitation) Borrower’s obligations under each Note then outstanding, are immediately due and payable.

Section 7.03 Remedies. If a Default shall have occurred and be continuing, then whether or not acceleration occurs under Section 7.02, Lender shall have, in addition to the rights and remedies given it by this Agreement and the Collateral Documents, all those allowed by all applicable Laws, including, but without limitation, the Uniform Commercial Code as enacted in any jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, Lender may immediately, without demand of performance and without other notice or demand whatsoever to Borrower or the Subsidiary Bank, all of which are hereby expressly waived (except as specifically required by this Agreement or the Collateral Documents, or as required by applicable Laws), and without advertisement, sell at public or private sale or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which Borrower or the Subsidiary Bank may have therein. After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all reasonable expenses for legal services), Lender shall apply such proceeds toward the satisfaction of the Obligations. Borrower shall be liable for any deficiency, and any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Laws. Notice of any sale or other disposition shall be given to Borrower (and/or to the Subsidiary Bank, if required under applicable Laws) at least five (5) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which Borrower hereby agrees shall be reasonable notice of such sale or other disposition. Borrower agrees to assemble, or to cause to be assembled, at its own expense, the Collateral at such place or places as Lender shall designate. At any such sale or other disposition, Lender may, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of Borrower or the Subsidiary Bank, which right is hereby waived and released. Without limiting the generality of any of the rights and remedies conferred upon Lender under this section, Lender may, to the full extent permitted by applicable Laws, at Lender’s option, use, operate, manage and control the Collateral in any lawful manner.

ARTICLE 8. MISCELLANEOUS

Section 8.01 Construction. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by Lender, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent Lender from enforcing any or all other notes, guaranty, pledge or security agreements in accordance with their respective terms.

Section 8.02 Further Assurance. From time to time, Borrower will, or will cause the Subsidiary Bank to, execute and deliver to Lender such additional documents and will provide such additional information as Lender may reasonably require to carry out the terms of this Agreement and be informed of Borrower’s and/or the Subsidiary Bank’s status and affairs.

Section 8.03 Enforcement and Waiver by Lender. Lender shall have the right at all times to enforce the provisions of this Agreement and the Collateral Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Lender in refraining from so doing at any time or times. The failure of Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of Lender are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

Section 8.04 Expenses of Lender. Borrower will, on demand, reimburse Lender for all expenses, including the reasonable fees and expenses of legal counsel for Lender, incurred in connection with the preparation, administration, amendment, modification or enforcement of this Agreement and the Collateral Documents and the collection or attempted collection of the Notes.

Section 8.05 Notices. Any notice or other communication required or permitted to be given by this Agreement, the Notes, the Collateral Documents or any related document, or by applicable Laws, shall be in writing and shall be deemed received (a) on the date delivered, if sent by hand delivery (to the person or department if one is specified below) with receipt acknowledged by the recipient thereof, (b) three (3) business days following the date deposited in U.S. mail, certified or registered, with return receipt requested, or (c) one (1) business day following the date deposited with Federal Express or other national overnight carrier, and in each case addressed as follows:

(A)	If to Borrower:

Brad S. Elliott, Chief Executive Officer

Greg Kossover, Chief Financial Officer

Equity Bancshares, Inc.

7701 E. Kellogg Ave.

Wichita, KS 67207

With a copy to:

Michael G. Keeley

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, TX 75201-7932

(B)	If to Lender:

Henry Abbott, Senior Vice President

ServisFirst Bank

850 Shades Creek Parkway, Suite 200

Birmingham, Alabama 35209

With a copy to:

Charles R Moore, III

Bradley Arant Boult Cummings LLP

One Federal Place

1819 5th Avenue North

Birmingham, Alabama 35203

Section 8.06 Waiver; Release and Indemnity by Borrower. To the maximum extent permitted by applicable Laws, Borrower:

(A) Waives (1) protest with respect to all Indebtedness at any time held by Lender on which Borrower is in any way liable; and (2) notice and opportunity to be heard before exercise by Lender of the remedies of set-off or other summary procedures permitted by any applicable Laws or by any agreement with Borrower, and except where required hereby or by any applicable Laws, notice of any other action taken by Lender; and

(B) Releases Lender and its officers, directors, agents, attorneys and employees from all claims for loss or damage caused by any act or omission on the part of any of them except gross negligence or willful misconduct; and

(C) Indemnifies Lender and its officers, directors, agents, attorneys and employees against, and agrees to hold Lender and all of such other persons harmless from, any claims, demands, liabilities, costs, damages, and judgments (including, without limitation, liability under CERCLA, and costs of defense and attorneys’ fees) arising directly or indirectly out of or in connection with any matter involving the Loans, this Agreement, the Notes, the Collateral Documents, any related documents, or any of the other matters and transactions contemplated herein or therein, except where such claims, demands, liabilities, costs, damages and judgments arise out of the gross negligence or willful misconduct of Lender. This agreement of indemnity shall be a continuing agreement and shall survive payment of the Loans, the Notes and termination of this Agreement.

Section 8.07 Participation. Notwithstanding any other provision in this Agreement, Borrower understands and agrees that Lender may enter into participation agreements with participating banks whereby Lender will allocate to them certain percentages of Lender’s interest in one or more of the Loans. Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with Lender only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to each of any such participating banks as well as Lender, and Borrower hereby grants to each such participating bank, to the extent of its participation in any Loan, the right to set off deposit accounts maintained by Borrower with such bank.

Section 8.08 Applicable Law; Jurisdiction and Venue. The substantive Laws of the United States and the State of Alabama shall govern the construction of this Agreement and the documents executed and delivered pursuant hereto, and the rights and remedies of the parties hereto and thereto. Borrower hereby consents to the jurisdiction of the State of Alabama; and agrees that venue for any dispute relating to or arising out of the transaction contemplated by this Agreement shall lie exclusively in an appropriate state or federal court located in Jefferson County, Alabama.

Section 8.09 Binding Effect, Assignment and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of Lender. Lender may freely assign any Loan, in whole or in part. This Agreement and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.

Section 8.10 Severability. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

Section 8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Section 8.12 Extension and Renewal.

(A) The Commitment Maturity Date may, in the sole and absolute discretion of Lender, be extended beyond the Commitment Maturity Date by notice given by Lender to Borrower. Any such extension shall be upon the terms and subject to the conditions stated in such notice. In the absence of such extension, the obligations of Lender hereunder with respect to advancing a Loan shall terminate on the Commitment Maturity Date.

(B) A Note Maturity Date may, in the sole and absolute discretion of Lender, be extended beyond such Note Maturity Date by notice given by Lender to Borrower. Any such extension shall be upon the terms and subject to the conditions stated in such notice.

Section 8.13 Seal. This Agreement is intended to take effect as an instrument under seal.

Section 8.14 No Third Party Beneficiaries, Etc. Monitoring, inspections and review of financial information by Lender may not be relied upon by Borrower or any other Person and shall be for the sole benefit of Lender. Further, there are no third party beneficiaries of this Agreement or any documents related hereto, and no person or entity other than Lender and Borrower shall be entitled to rely hereon or thereon or benefit herefrom or therefrom.

Section 8.15 Waiver of Trial by Jury. EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING OUT OF OR IN ANY WAY PERTAINING OR RELATING TO THIS AGREEMENT, ANY NOTE, THE COLLATERAL DOCUMENTS, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, ANY NOTE, THE COLLATERAL DOCUMENTS, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR IN CONNECTION WITH THE TRANSACTIONS RELATED THERETO OR CONTEMPLATED THEREUNDER, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE BORROWER AND THE LENDER AGREE THAT EITHER OR BOTH OF THEM MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

EQUITY BANCSHARES, INC.

By:	/s/ Gregory H. Kossover
Name:	Gregory H. Kossover
Its:	Chief Financial Officer

LENDER:

SERVISFIRST BANK

By:	/s/ Henry Abbot
Name:	Henry Abbot
Its:	Senior Vice President

[Acknowledgements on following page]

Signature Page for Loan and Security Agreement

EXHIBIT A TO

LOAN AND SECURITY AGREEMENT

Form of Promissory Note

PROMISSORY NOTE

[Principal Amount of Loan]	Birmingham, Alabama
[Date]

FOR VALUE RECEIVED, the undersigned, EQUITY BANCSHARES, INC., a Kansas corporation (the “Borrower”), promises to pay to the order of SERVISFIRST BANK, an Alabama banking corporation, having its principal office located in Birmingham, Alabama (hereinafter called the “Bank” or, together with any other holder of this Promissory Note, the “Holder”), at the office of the Bank at 850 Shades Creek Parkway, Suite 200, Birmingham, Alabama 35209, or at such other place as the Holder may designate, the principal sum of                      AND      /100 DOLLARS ($        , in legal tender of the United States of America in immediately available funds at the place payment is due. Interest, payable as provided below, shall accrue on the unpaid balance of said sum from the date advanced until the earlier of the date repaid or maturity of this Promissory Note at a floating per annum rate (the “Rate”) equal to the Prime Rate in effect from time to time, from the date hereof through the Note Maturity Date (as defined in the hereafter defined Loan Agreement). As used herein, the term “Prime Rate” means the rate designated as such in the “Money Rates” section of The Wall Street Journal (or any generally recognized successor) on any particular day. The rate of interest payable on the principal sum hereunder shall be adjusted concurrently with each change in the Prime Rate without requirement of notice to the Borrower of any such change. The Prime Rate on the date of this Promissory Note is                      percent      ( o/o). Interest shall be calculated at the foregoing rate on the basis of a 360-day year and the actual number of days elapsed.

This Promissory Note is one of the Notes referred to in, and is governed by and entitled to the security of, that certain Loan and Security Agreement dated January 28, 2016, executed and delivered to the Bank by the Borrower (as amended from time to time, hereinafter, the “Loan Agreement”; capitalized terms used herein but not defined herein shall have the meanings attributed to them in the Loan Agreement), to which reference is made for a statement of the terms and conditions under which the maturity date of this Promissory Note may be accelerated. This Promissory Note is also secured by that certain Pledge Agreement dated January 28, 2016, executed by the Borrower in favor of the Bank.

Accrued interest on the unpaid balance of the principal hereof shall be due and payable quarterly in arrears, commencing on [First Day of the Next Quarter], and continuing on the 1st day of each January, April, July and October thereafter until the outstanding principal balance hereof has been repaid in full, with the final payment of accrued and unpaid interest due and payable on [First Day of 20th Quarter Following Date of Note]. If not earlier demanded pursuant to Section 7.02 of the Loan Agreement, the principal balance hereof shall be repaid in twenty (20) consecutive quarterly installments, commencing on [First Day of the Next

Quarter], and continuing on the 1st day of each January, April, July and October thereafter through and including [First Day of 20th Quarter Following Date of Note]. The first nineteen (19) such installments of principal shall be in the amount of [2.5% of Original Principal Balance] Dollars ($[2.5% of Original Principal Balance]) each. The final installment of principal, in the amount of the entire unpaid principal balance hereof, together with all accrued and unpaid interest and all other amounts, if any, outstanding, shall be due and payable on [First Day of 20th Quarter Following Date of Note] (i.e. the “Note Maturity Date”), which payment shall be a balloon payment. Each payment of principal or interest hereunder shall be made in legal tender of the United States of America in immediately available funds at the place of payment on the day when due.

Borrower promises to pay a late charge equal to one percent (1%) of the amount of each installment of principal or interest received more than ten (10) days after the due date thereof, provided, however, that such late charge shall not be less than $20.00 nor more than the maximum amount permitted by law. Interest, payable on demand, shall be due and payable on any principal or interest that remains unpaid after maturity (whether by acceleration or otherwise) at a rate equal to two percent (2.00%) plus the otherwise applicable Rate under this Promissory Note.

If any payment of principal or interest on this Promissory Note shall become due on a Saturday, Sunday or any day on which the Holder is legally closed to business, such payment shall automatically be deemed to be due on the next succeeding business day.

Time is of the essence with respect to the payment of every installment of principal and of interest hereunder and the performance of every other covenant made by the undersigned under this Promissory Note, the Loan Agreement, and any agreement which secures the payment of this Promissory Note.

The Borrower may prepay this Promissory Note in full or in part at any time without premium or penalty, provided that any partial payment must be made in the sum of Ten Thousand Dollars ($10,000.00) or an integral multiple thereof. The Borrower may not reborrow any sums which are repaid or prepaid, except as provided under the terms of the Loan Agreement and the execution and delivery by Borrower of a new Note to Lender.

The Borrower hereby waives demand, presentment, dishonor, notice of dishonor and any other requirement necessary to hold it obligated hereon. The Borrower hereby agrees that any collateral now or hereafter held for the obligations of the Borrower under this Promissory Note may hereafter be released, compromised, or exchanged, and that the Holder may fail to perfect its lien or security interest in such collateral or may permit the perfection of its lien or security interest in such collateral to lapse, all without in any way affecting or releasing the liability of the Borrower under this Promissory Note.

The Borrower agrees to pay all intangibles taxes, documentary stamp taxes, recording fees or taxes and other taxes and fees due to any governmental authority in connection with the execution and delivery of this Promissory Note, the Loan Agreement, or any other agreement that provides collateral for this Promissory Note. The Borrower agrees to pay all costs and expenses, including reasonable attorneys’ fee, incurred by the Holder of this Promissory Note in collecting or attempting to collect this Promissory Note.

The Holder shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies under this Promissory Note, the Loan Agreement, any agreement which provides collateral for this Promissory Note, or applicable law. All rights and remedies of the Holder under this Promissory Note, the Loan Agreement, any such agreement providing collateral for this Promissory Note, and applicable law shall be cumulative and may be exercised successively or concurrently. This Promissory Note shall be governed by and construed in accordance with the laws of the United States and of the State of Alabama. Any provision of this Promissory Note which shall be deemed to be unenforceable or invalid under any such law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof.

As additional collateral for the payment of this Promissory Note, the Borrower transfers, assigns, pledges, and sets over to the Holder, and grants the Holder a continuing lien upon, and security interest in, all deposits and credits which the Borrower may now or hereafter have with the Holder. The Holder is hereby authorized, at any time or times after the occurrence of a Default and without prior notice, to apply such deposits and credits, in whole or in part and in such order as the Holder may elect, to the payment of, or as a reserve against, the obligations of the Borrower under this Promissory Note.

This Promissory Note has been executed by the Borrower without condition that anyone else should sign or become bound hereunder and without any other conditions whatever being made. The provisions hereof are binding on the successors and assigns of the Borrower, and shall inure to the benefit of the Holder, its successors and assigns.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has executed and delivered this Promissory Note as an instrument under seal on the date first above written.

EQUITY BANCSHARES, INC.

By:
Name:
Its:

Address:	7701 E. Kellogg Ave.
Wichita, KS 67207
Attention: Greg Kossover

Tax ID Number:

[Acknowledgement on following page]

Signature Page to Note

STATE OF KANSAS		)

	COUNTY	)

I, the undersigned, a notary public in and for said county in said state, hereby certify that                     , whose name as                      of Equity Bancshares, Inc., a Kansas corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this      day of        , 201

Notary Public

[NOTARIAL SEAL]	My commission expires:

EXHIBIT B TO

LOAN AND SECURITY AGREEMENT

BORROWER’S COMPLIANCE CERTIFICATE

ServisFirst Bank

850 Shades Creek Parkway, Suite 200

Birmingham, Alabama 35209

Attention: Henry Abbott, Senior Vice President

Gentlemen:

In connection with the foregoing, the officer executing this ce1iificate on behalf of Borrower and the Subsidiary Bank certifies as follows:

a) I am familiar with the terms and conditions of the Loan and Security Agreement (the “Loan Agreement”) dated January 28, 2016, between Borrower and Lender. I have individually reviewed the provisions of the Loan Agreement, and a review of the activities of Borrower and the Subsidiary Bank from             , 20    , until             , 20    , has been made under my supervision with the view of determining whether Borrower and the Subsidiary Bank have kept, observed, performed and fulfilled all their obligations under the Loan Agreement.

b) The financial covenants for the Subsidiary Bank set forth in Section 6.0l (J) of the Agreement are set forth below, together with the status or calculation thereof for the above-referenced period:

		Required	As of Reporting Date
(1)	Status	“well capitalized”
(2)	Tier 1 Leverage Ratio	> 8.00%
(3)	Non-Performing Assets Ratio	< 40.00%
(4)	Return on Assets Ratio	> 0.30%

c) Borrower and the Subsidiary Bank have observed and performed each and every unde1iaking contained in the Loan Agreement and are not at this time in default in the observance or performance of any of the terms and conditions thereof except as provided for on the attached schedule. I hereby certify that no Default or Potential Default exists as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this ce11ificate to be executed by their duly authorized representatives on the dates set forth below.

EQUITY BANCSHARES, INC.

By:
Name:
Its:

Date:

EQUITY BANK

By:
Name:
Its:

Date:

COMPLIANCE CERTIFICATE SCHEDULE OF DEFAULTS

A.	Nature of Default(s) or Potential Default(s):

B.	Steps Borrower proposes to cure Default(s) or Potential Default(s):

EXHIBIT C TO

LOAN AND SECURITY AGREEMENT

STATES QUALIFIED, PRINCIPAL PLACES OF BUSINESS

Entity	State(s) Qualified	Principal Place of Business
Equity Bancshares, Inc.	Kansas	7701 E. Kellogg Ave. Wichita, Kansas 67207

Equity Bank	Kansas	7701 E. Kellogg Ave. Wichita, Kansas 67207

NAME CHANGES AND MERGERS WITHIN FIVE YEARS AND ONE MONTH

Borrower:

No name changes.

2012 merger with First Community Bancshares.

2015 merger with First Independence Corporation.

Subsidiary Bank:

No name changes.

2012 merger with First Community Bank.

2012 merger with Signature Bank.

2012 merger with The Citizens National Bank of Chillicothe.

2015 merger with First Federal Savings and Loan of Independence.

SCHEDULE 1 TO

LOAN AND SECURITY AGREEMENT

PENDING LITIGATION

The Borrower is party to various matters of litigation in the ordinary course of business. The Borrower periodically reviews all outstanding pending or threatened legal proceedings and determines if such matters will have an adverse effect on the business, financial condition or results of operations or cash flows. A loss contingency is recorded when the outcome is probable and reasonably able to be estimated. The following loss contingencies have been identified by the Borrower as reasonably possible to result in an unfavorable outcome for the Borrower or the Bank.

Equity Bank is a party to a February 3, 2015 lawsuit filed against it by CitiMortgage, Inc. The lawsuit involves an alleged breach of contract related to loan repurchase obligations and damages of $2,700,000 plus pre-judgment and post-judgment interest. At this early stage of the litigation it is difficult to estimate any potential loss, however Equity Bank believes it has numerous and meritorious defenses to the claims and anticipates contesting the matter vigorously.

Equity Bank and U.S. Bank (“USB”) were parties to lawsuits filed against each other. These lawsuits involved loan-repurchase demands made by USB and allegations by Equity Bank that USB withheld servicing release premiums (profits) on loans sold by Equity Bank to USB, and also that USB had interfered with a 2012 business combination. In June 2015, Equity Bank and USB settled the lawsuits filed against each other.

Except for the above mentioned lawsuit and settlement, there have been no other claims for potential repurchase or indemnification demands regarding mortgage loans originated by Equity Bank and sold to investors. However, the Borrower believes there is possible risk it may face similar demands based on comparable demands loan aggregators are facing from their investors, including Government Sponsored Entities such as Freddie Mac and Fannie Mae, and or settlement agreements loan aggregators have entered into with those investors. The amount of potential loss and outcome of such possible litigation, if it were commenced, is uncertain and the Borrower would vigorously contest any claims.

The Borrower currently does not believe that it is probable that these matters will result in an unfavorable outcome for the Borrower or Equity Bank. An estimate of the potential losses from these matters cannot be made at this time as the Borrower intends to vigorously defend these matters and believes it has meritorious defenses to these potential claims.